FOR IMMEDIATE RELEASE

Contacts
Jay Hutton	Investor Relations
Voice Mobility International Inc.	North America: 1.888.370.8751
250.978.5051	investors@voicemobility.com

Voice Mobility agrees to increase financing to $580,000 and
settle outstanding debt for shares

VANCOUVER, BRITISH COLUMBIA, CANADA – February 15, 2011 – Voice Mobility International, Inc. (NEX: VMY.H, Pink Sheets: VMII, and FWB: VMY) (“Voice Mobility”), a Vancouver-based developer and provider of carrier and enterprise messaging solutions, today announced that it has agreed to increase the debenture financing previously announced on February 2, 2011 to a total raise of $580,000 from the previously announced raise of $565,000.  All other terms of the financing remain the same.

In addition, Voice Mobility has agreed to settle debts in the aggregate of $87,500 by the issuance of 875,000 common shares of Voice Mobility (each, a “Share”) at a price of $0.10 per Share. The Shares will be subject to applicable regulatory hold periods.

The debenture financing and shares for debt transaction remain subject to regulatory approval.

About Voice Mobility
Voice Mobility develops and markets its unified communications product line to enterprise, campus and hosted customers. Its product line includes highly scalable Voicemail, Unified Communication, Fax Service, Interactive Voice Response, and Auto-Attendant applications, as well as unique features like Emergency Event Notification, Mobile Client functionality, Presence, Speech applications and Desktop integration with industry leading software providers. Migration options are available allowing the transfer of messages and data from legacy OCTel® messaging servers. For more information, visit www.voicemobility.com or call Jay Hutton, CEO at 250.978.5051

NEITHER THE TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN THE POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.

Disclaimer for Forward Looking Statements

Certain statements in this release are forward-looking statements, including the statement that the debenture financing and shares for debt transaction remain subject to regulatory approval and the terms of the debenture financing and shares for debt transaction. Such statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits Voice Mobility will obtain from them. These forward-looking statements reflect management’s current views and are based on certain expectations, estimates and assumptions which may prove to be incorrect. A number of risks and uncertainties could cause Voice Mobility’s actual results to differ materially from those expressed or implied by the forward-looking statements, including: (1) the inability of Voice Mobility to obtain regulatory approval; and (2) regulatory approval requiring different terms from those announced. These forward-looking statements are made as of the date of this news release and, except as required by law, Voice Mobility assumes no obligation to update these forward-looking statements, or to update the reasons why actual results differed from those projected in the forward-looking statements.